UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
       Section 12(g) of the Securities Exchange Act of 1934 or Suspension
           of Duty to File Reports Under Section 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                                                  Commission File Number 0-5260

                               REMEDYTEMP, INC.
                ------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                 101 Enterprise
                         Aliso Viejo, California 92656
                                 (949) 425-7600
                ------------------------------------------------
                       (Address, including zip code, and
                     telephone number, including Area code,
                      of registrant's principal executive
                                    offices)

                Class A Common Stock, par value $0.01 per share
                -----------------------------------------------
            (Title of each class of Securities covered by this Form)

                                      None
                ------------------------------------------------
                        (Titles of all other classes of
                         securities for which a duty to
                           file reports Under Section
                            13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [x]     Rule 12h-3(b)(1)(ii)       [  ]
         Rule 12g-4(a)(1)(ii)      [ ]     Rule 12h-3(b)(2)(i)        [  ]
         Rule 12g-4(a)(2)(i)       [ ]     Rule 12h-3(b)(2)(ii)       [  ]
         Rule 12g-4(a)(2)(ii)      [ ]     Rule 15d-6                 [  ]
         Rule 12h-3(b)(1)(i)       [x]

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, RemedyTemp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


         Date: June 30, 2006                 By: /s/ Stephen M. Biersmith
                                                --------------------------------
                                               Name:  Stephen M. Biersmith
                                               Title: Secretary